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                                                                    EXHIBIT 10.1

                                 PROMISSORY NOTE

$1,078,000.00                                                      July 31, 2004
                                                                Atlanta, Georgia

      FOR VALUE RECEIVED, Trustway Insurance Agencies, LLC, a Delaware limited liability company and AssuranceAmerica Corporation, a Nevada corporation (collectively, the "Maker"), promises to pay to the order of Thomas-Cook Holding Company, a Georgia corporation (the "Payee"), without grace, the principal amount of ONE MILLION SEVENTY-EIGHT THOUSAND and NO/100 U.S. DOLLARS ($1,078,000.00) (the "Principal Amount"), together with interest thereon from the date hereof, in accordance with the terms of the Note, as hereafter set forth. This Note is issued pursuant to the provisions of that certain Asset Purchase Agreement dated as of July 31, 2004 (the "Purchase Agreement") by and among the Maker, the Payee and James C. Cook. Capitalized terms not otherwise defined in this Note shall have the meaning set forth in the Purchase Agreement.

      1. Payment of Principal Amount. The Principal Amount shall be due and payable in three (3) consecutive and equal principal installments of $359,333.00 (the "Principal Installments") payable on the 1st day of each August in each year, beginning on August 1, 2005, and ending on August 1, 2007. Unless sooner paid, the entire unpaid balance of the Principal Amount, plus all accrued and unpaid interest thereon, shall be due and payable on August 1, 2007.

      2. Interest. Additionally, the Maker promises to pay to the order of the Payee interest on the unpaid balance of the Principal Amount from the date hereof until the maturity of this Note (whether by acceleration, declaration, extension, or otherwise) at eight percent (8%) per annum. Interest accrued on the unpaid balance of the Principal Amount from the date hereof until the maturity of this Note (whether by acceleration, declaration or otherwise) during each quarter or portion thereof shall be paid by the Maker to the Payee quarterly on the last day of each calendar quarter (September 30, December 31, March 31 and June 30) in each year, commencing with the first such date following the date of this Note and on the same day of each calendar quarter thereafter until the maturity of this Note (whether by acceleration, declaration or otherwise). Interest charged under this Note (a) shall be computed on the basis of a 365-day year and charged for the actual number of days elapsed; and
(b) shall not exceed applicable legal limits and in the event a payment is made by the Maker or received by the Payee in excess of the applicable legal limits, such excess payment shall be applied in reduction of the unpaid balance of the Principal Amount. In the event of a Default as defined on Exhibit A (the terms of which are, by this reference, incorporated herein), interest shall accrue at a rate of twelve percent (12%) per annum.

      3. Payments. Any payment under this Note on a day on which Payee is not open to conduct business shall be made on the next succeeding business day. The Principal Installments

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(or any partial payments thereof) or any other payments on account of this Note, when paid, shall be applied first to the payment of all interest then due on the unpaid balance of the Principal Amount and the balance, if any, shall be applied in reduction of the unpaid balance of the Principal Amount.

      4. Prepayment. The Maker may prepay the unpaid balance of the Principal Amount in whole at any time or in part from time to time without premium or penalty; provided, that each prepayment shall be in the amount of an integral multiple of $10,000.00 and any such prepayment is accompanied by interest accrued and unpaid on the amount so prepaid to the date of such prepayment. Partial prepayments of this Note shall be applied first to accrued and unpaid interest and then to the Principal Installments in the inverse order of their maturity.

      5. Address for Payments. All payments of the unpaid balance of the Principal Amount and interest thereon shall be paid in lawful money of the United States of America during regular business hours of the Payee at Payee's office in 865 Waddington Ct., Dunwoody, Georgia 30350, or at such other place as the Payee or any other holder of this Note may at any time or from time to time designate in writing to the Maker.

      6.    Expenses of Collection. Time is of the essence of this Note. If this
Note is forwarded to an attorney for collection or enforcement after maturity hereof (whether by acceleration, declaration or otherwise), the Maker shall pay all costs and expenses of collection or enforcement including, without limitation, reasonable attorneys' fees.

      7. Remedies Cumulative. Each right, power and remedy of the Payee as provided for in this Note or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Note or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Payee of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Payee of any or all such other rights, powers, or remedies.

      8. Governing Law. This Note shall be governed by and construed under the laws of the State of Georgia.

      9. Waivers, Etc. To the fullest extent permitted by applicable law, Maker for itself and its legal representatives, successors and assigns hereby expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, the benefit of any exemption or insolvency laws, and any other notice required by law relative hereto. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Payee thereafter to insist upon strict compliance with the terms of this Note or to prevent the exercise of such right of acceleration or any other right granted

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hereunder or by the laws of the State of Georgia; and Maker hereby expressly waives, to the extent possible, the benefit of any statute or rule of law or equity now provided or which may hereafter be provided which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change, or affect the original liability of Maker under this Note, either in whole or in part, unless Payee specifically and expressly agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

      Maker hereby waives and renounces, to the extent same may be waived and renounced, for itself, its legal representatives, successors, and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, exemption, and homestead now provided or which may hereafter be provided by the Constitution and laws of the United States of America and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note. To the extent Maker has the power to do so, Maker hereby transfers, conveys, and assigns to Payee a sufficient amount of such homestead or exemption as may be set apart in bankruptcy, to pay this Note in full, with all costs of collection, and does hereby direct any trustee in bankruptcy having possession of such homestead or exemption to deliver to Payee a sufficient amount of property or money set apart as exempt to pay the indebtedness evidenced hereby or any renewal thereof and does, to the extent possible, hereby appoint Payee the attorney-in-fact for Maker to claim any and all homestead exemptions allowed by law.

      As used herein, the terms "Maker" and "Payee" shall be deemed to include their respective successors, legal representatives, and assigns, whether by voluntary action of the parties or by operation of law.

      10. Multiple Makers. If more than one person or entity shall execute this Note as a "Maker," then all such persons and entities shall be jointly and severally liable for the payment and performance of all of the terms, provisions, covenants, agreements, and obligations contained herein.

      11. Right of Offset. In the event that the Payee becomes indebted to the Maker for indemnification under the Purchase Agreement, the Maker shall be entitled to offset the amount of such indebtedness against the payments due under this Note.

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      IN WITNESS WHEREOF, the Maker has executed this instrument under seal, the day and year first above written.

                                   TRUSTWAY INSURANCE AGENCIES,
                                   LLC, a Delaware limited liability company

                                   By:/S/ Guy W. Millner
                                   Name: Guy W. Millner
                                   Title: Chairman

                                   ASSURANCEAMERICA CORPORATION,
                                   a Nevada corporation

                                   By: /S/ Guy W. Millner
                                   Name: Guy W. Millner
                                   Title:Chairman

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                                    EXHIBIT A

      1. Default. The term "Default," as used herein, means the occurrence of any one or more of the following events:

            (a) Maker shall fail to make any payment of the principal of or interest on the Note when such payment shall become due within ten (10) days after the due date thereof (whether at maturity, a date set or established for payment or prepayment, by acceleration or otherwise); or

            (b) Maker shall fail to observe or perform any obligation, covenant or agreement contained or incorporated by reference in this Note (other than that covered by clause (a) above) for twenty (20) days after the earlier of
(i) the first day on which Maker has knowledge of such failure; or (ii) written notice thereof has been given to Maker; or

            (c) Maker shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to himself or his debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of his or any substantial part of his property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against him, or shall make a general assignment for the benefit of creditors, or shall fail generally, or shall admit in writing his inability, to pay his debts as they become due, or shall take any other action to authorize any of the foregoing; or

            (d) An involuntary case or other proceeding shall be commenced against Maker seeking liquidation, reorganization or other relief with respect to him or his debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of, or any substantial part of the property of, Maker, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Maker under the federal bankruptcy laws as now or hereafter in effect.

      2. Acceleration. Upon the occurrence of any event of Default, without any notice to the Maker all amounts payable under this Note shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Maker.

      3.    Upon the occurrence of any event of Default,

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            (a)   Payee and its Affiliates (as defined in the Purchase
Agreement) shall no longer be subject to the Noncompetition Covenants contained in Section 6.3 of the Purchase Agreement and James C. Cook ("Cook") shall no longer be subject to the protective covenants contained in Sections 5(d) and 5(e) of that certain Employment Agreement between Cook and Asset America Insurance Agencies, LLC of even date herewith; and

            (b) Payee shall have the right, exercisable by written notice to Purchaser, to purchase all of the assets of every kind and description, free and clear of all liens and encumbrances, of the insurance agency business being conducted at the Purchaser's office located at 6165 Barfield Road, NE, Suite 100, Atlanta, Georgia 30328, or any site to which such office is relocated (the "Office") during the term of this Note (the "Repurchase") upon substantially the same terms and conditions as contained in the Purchase Agreement, with the following modifications:

                  (i) the purchase price (the "Purchase Price") shall equal the result obtained by multiplying (A) the Office's trailing 12-month revenues (calculated as of the last day of the calendar month immediately preceding the closing) by (B) two (2),

                  (ii) reduced by the principal and accrued interest outstanding under the Note as the closing date of the Repurchase.

The Purchase Price shall be paid in the form of a promissory note (the "Repurchase Note") carrying an interest rate equal to eight percent (8%) per annum. The Repurchase Note will be payable over a three year period. Interest will be paid quarterly and principal annually.